Mail Stop 3628
                                                                 November 6,
2019


    Richard Simpson
    President
    Citigroup Commercial Mortgage Securities Inc.
    c/o Citibank, N.A.
    388 Greenwich Street, 14th Floor
    New York, New York 10013

            Re:    Citigroup Commercial Mortgage Trust 2017-C4
                   Form 10-K for Fiscal Year Ended December 31, 2018 Filed March 29, 2019
                   File No. 333-207132-15

    Dear Mr. Simpson:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                                 Sincerely,

                                                                 /s/ Arthur C.
Sandel

                                                                 Arthur C.
Sandel
                                                                 Special
Counsel
                                                                 Office of
Structured Finance



    cc:     Janet Barbiere, Orrick, Herrington & Sutcliffe LLP
            Kar Ho, Orrick, Herrington & Sutcliffe LLP